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Exhibit 21.1

Subsidiaries of OpenTable, Inc.

Subsidiary	Jurisdiction
OpenTable Europe Ltd.	United Kingdom
OpenTable EURL	France
OpenTable GmbH	Germany
OpenTable Kabushiki Kaisha	Japan
OpenTable Spain S.L.	Spain
OpenTable Mexico S de la RL	Mexico
OpenTable Canada Inc.	Canada
Table Maestro, Inc.	United States
OpenTable UK Holdings Ltd.	United Kingdom
Toptable.co.uk Ltd.	United Kingdom
Toptable Holdings Ltd.	United Kingdom
Toptable Services Ltd.	United Kingdom
City Eating Ltd.	United Kingdom

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  Exhibit 21.1
Subsidiaries of OpenTable, Inc.